Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Retail Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-115268) on Form S-3 and registration statement (No. 333-130708) on Form S-8 of Inland Retail Real Estate Trust, Inc. (the Company) of our report dated March 8, 2006, with respect to the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005 which reports appear in the December 31, 2005, annual report on Form 10-K of the Company.

KPMG LLP

Chicago, Illinois

March 8, 2006